Exhibit (k)

April 26, 2024
Board of Directors
Thrivent Financial for Lutherans
600 Portland Ave. S., Suite 100
Minneapolis, MN 55415-4402
RE:
Thrivent Variable Annuity Account I
1933 Act File No. 333-237618
1940 Act File No. 811-21111
CIK# 0001173488
Directors:
This opinion is furnished in connection with the filing of Post-Effective Amendment No. 12 to the registration statement on Form N-4 (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “1933 Act”) and the Investment Company Act of 1940.This post-effective amendment is being filed by Thrivent Variable Annuity Account I (the “Variable Account”) with respect to individual variable annuity contracts (the “Contracts”) issued by Thrivent Financial for Lutherans (“Thrivent”).The Variable Account was established by the Board of Directors of Thrivent on May 9, 2002.
I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.
I am of the following opinions:
1.
Thrivent is a fraternal benefit society organized under the laws of the State of Wisconsin;
2.
The Variable Account is duly organized under the provisions for the Wisconsin Insurance Code as a separate account under which income, gains, or losses, realized or unrealized, from assets allocated to the Variable Account, are credited or charged against the Variable account under the terms of the Contracts without regard to income, gains, or losses to Thrivent;
3.
The assets held in the Variable Account equal the reserves and other liabilities under the Contracts and are not chargeable with liabilities arising out of any other business Thrivent may conduct; and
4.
The Contracts have been duly authorized by Thrivent, and the securities registered by the Registration Statement will, when sold in a manner contemplated by the Registration Statement, be legally issued and represent binding obligations of Thrivent in accordance with the terms of the Contracts.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement.
Respectfully,
/s/ Cynthia K. Mueller
Cynthia K. Mueller
Senior Counsel